Exhibit 99.1

Media Release Contact: Tatiana Stead, 703-720-2352
FOR IMMEDIATE RELEASE: March 14, 2013	Tatiana.Stead@capitalone.com

Julie Rakes, 804-284-5800
Julie.Rakes@capitalone.com

Capital One Receives No Objection from the Federal Reserve to Raise Common Stock Dividend

Capital One expects to increase quarterly dividend to $0.30 per share

McLean, Va. (March 14, 2013) – Capital One Financial Corporation (NYSE:COF) today announced that the Federal Reserve has completed its 2013 Comprehensive Capital Analysis and Review (“CCAR”) and did not object to Capital One’s proposed capital distributions submitted on January 7, 2013 under CCAR. Capital One’s submission included a planned increase in the quarterly dividend on its common stock from the current level of $0.05 per share to $0.30 per share. Consistent with the capital plan, Capital One expects to declare a quarterly dividend of $0.30 per share for the first quarter of 2013, subject to final approval of the Board of Directors at its scheduled meeting in May.

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One reports files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $212.5 billion in deposits and $312.9 billion in total assets outstanding as of December 31, 2012. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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